Exhibit 107.1

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Switch, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$8,689,887,570	(1)	.0000927	$805,552.58	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$8,689,887,570
Total Fees Due for Filing				$805,552.58
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$805,552.58
(1)

Aggregate number of securities to which transaction applies: As of June 16, 2022, the maximum number of shares of common stock to which this transaction applies is estimated to be 256,898,256, which consists of (a) 244,898,718 shares of common stock entitled to receive the per share merger consideration of $34.25; (b) 8,223,329 shares of common stock underlying stock options, which are entitled to receive the per share merger consideration of $34.25 minus any applicable exercise price; (c) 2,779,465 shares of common stock underlying outstanding restricted stock units, which are entitled to receive the per share merger consideration of $34.25; and (d) a maximum of 996,744 shares of common stock underlying outstanding performance-based restricted stock units subject to the actual achievement of performance goals, which are entitled to receive the per share merger consideration of $34.25 (assuming the shares are paid out at the target level of performance).

(2)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of June 16, 2022, the underlying value of the transaction was calculated based on the sum of (a) the product of 244,898,718 shares of common stock and the per share merger consideration of $34.25; (b) the product of 8,223,329 shares of common stock underlying stock options and $21.01 (which is the difference between the per share merger consideration of $34.25 and the weighted average exercise price of $13.24; (c) the product of 2,779,465 shares of common stock underlying outstanding restricted stock units and the per share merger consideration of $34.25; and (d) the product of 996,744 shares of common stock underlying outstanding performance-based restricted stock units subject to the actual achievement of performance goals and the per share merger consideration of $34.25 (assuming the shares are paid out at the target level of performance). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0000927.